                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                              AMPHENOL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                           DELAWARE                                                       22-2785165
                 (State or Other Jurisdiction                                          (I.R.S. Employer
                     of Incorporation or                                            Identification Number)
                        Organization)

                                358 HALL AVENUE
                         WALLINGFORD, CONNECTICUT 06492
                    (Address of Principal Executive Office)

                                1997 OPTION PLAN
                              FOR KEY EMPLOYEES OF
                     AMPHENOL CORPORATION AND SUBSIDIARIES
                            (Full Title of the Plan)

                         ------------------------------

                               EDWARD C. WETMORE
                         GENERAL COUNSEL AND SECRETARY
                              AMPHENOL CORPORATION
                                358 HALL AVENUE
                         WALLINGFORD, CONNECTICUT 06492
                                 (203) 265-8900
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                         ------------------------------

                                WITH COPIES TO:
                             CHARLES I. COGUT, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                         NEW YORK, NEW YORK 10017-3954
                                 (212) 455-2000

                            ------------------------

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

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
                                                                            PROPOSED            PROPOSED
                                                         AMOUNT             MAXIMUM             MAXIMUM            AMOUNT OF
                                                         TO BE           OFFERING PRICE        AGGREGATE          REGISTRATION
      TITLE OF SECURITIES TO BE REGISTERED             REGISTERED        PER SHARE (a)     OFFERING PRICE (a)       FEE (a)
Common Stock, $.001 par value per share                1,200,000             $26.00           $31,200,000          $9,454.55

(a) Pursuant to Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the price at which common stock under the Plan will be sold, and the price at which options under the Plan may be exercised.

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
ITEM 1. PLAN INFORMATION

    Not required to be filed with this Registration Statement.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

    Not required to be filed with this Registration Statement.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents filed by Amphenol Corporation (the "Company" or the "Registrant") (File No. 1-10879) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Registration
Statement:

        (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Amendment No. 1 thereto on Form 10-K/A.

        (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

        (c) The Company's Current Reports on Form 8-K dated January 23, 1997, May 9, 1997 and June 20, 1997.

        (d) The Company's Registration Statement on Form S-4 dated April 15,
    1997.

        (e) The Company's Registration Statement on Form S-3 dated April 29,
    1997.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

    The following description of the terms of the Common Stock is qualified in its entirety by reference to the provisions in the Management Stockholder's Agreement, filed as part of this Registration Statement as Exhibit 4.4.

    Under the Amended and Restated Certificate of Incorporation, the Company is authorized to issue 40 million shares of Common Stock and no other shares common stock or preferred stock. As of September 1, 1997, there were approximately 17.5 million shares of Common Stock issued and outstanding. The following is a summary of certain of the rights and privileges pertaining to Common Stock. For a full description of Common Stock, reference is made to the Company's Amended and Restated Certificate of Incorporation, incorporated by reference into this Registration Statement as Exhibit 4.1 and to the Company's By-Laws, incorporated by reference into this Registration Statement as Exhibit 4.2.

    VOTING RIGHTS. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Approval of matters brought before the stockholders requires the affirmative vote of a majority of shares present and voting, except as otherwise required by law and except that the vote of 80% or more of outstanding shares entitled to vote is required to modify the provisions of the Amended and Restated Certificate of Incorporation relating to the election of directors for staggered terms, the total number of directors and independent directors, removal of directors, and the provision requiring an 80% stockholder vote for certain actions. Director nominations may be made by stockholders in accordance with the Company's By-Laws, as amended, not less than 90 days in advance of the meeting at which the election is to occur.

    DIVIDEND RIGHTS. Holders of Common Stock are entitled to participate in dividends as and when declared by the Board of Directors of the Company out of funds legally available therefor. The Company's ability to pay cash dividends is subject to certain restrictions.

    LIQUIDATION RIGHTS. Subject to the rights of creditors and holders of preferred stock, any holders of Common Stock are entitled to share ratably in a distribution of assets of the Company upon any liquidation, dissolution or winding-up of the Company.

    DIRECTORS. The directors of the Company serve in three different classes of approximately equal numbers, and the term of only one class expires at each annual meeting. Before the expiration of their terms, directors of the Company may be removed by the affirmative vote of the majority of the stockholders entitled to vote for the election of directors but only for cause.

    OTHER MATTERS. The Common Stock is subject to significant restrictions on disposition pursuant to the provisions of the Option Plan, the Management Stockholder's Agreement and the Stock Option Agreement, filed as part of this Registration Statement as Exhibits 4.3, 4.4 and 4.5, respectively.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

    Certain legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Edward C. Wetmore, Esq.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides for, among other things: (a) permissive indemnification for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met; (b) permissive indemnification for expenses (including attorneys' fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met; (c) mandatory indemnification for expenses (including attorneys' fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in defense of litigation covered by (a) and (b) above; and (d) that the indemnification provided for by Section 145 is not deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

    Article Seventh of Amphenol's Restated Certificate of Incorporation provides that, except as otherwise provided by the DGCL as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, Article Eighth authorizes Amphenol to indemnify any person entitled to be indemnified under law to the fullest extent permitted by the DGCL.

    Article IV, Section 8 of Amphenol's By-laws authorizes the Company to purchase and maintain insurance for its directors and officers against any liability asserted against them in their respective capacities. In addition, the By-laws provide that expenses incurred by any director or officer in defending any action may be paid by the Company in advance of the final disposition of such action as determined by the Board of Directors.

    The Company maintains officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

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ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

    Not Applicable

ITEM 8. EXHIBITS

    The following exhibits are filed as part of this Registration Statement:

     4.1 Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Form S-4 Registration Statement and incorporated herein by reference).

     4.2  By-laws of the Company.

     4.3 1997 Option Plan for Key Employees of Amphenol Corporation and Subsidiaries

     4.4  Form of Management Stockholder's Agreement

     4.5  Form of Non-Qualified Stock Option Agreement

     4.6  Form of Sale Participation Agreement

     4.7 Registration Rights Agreement, dated as of May 19, 1997, among NXS Acquisition Corp.,
         KKR 1996 Fund L.P., NXS Associates L.P., KKR Partners II, L.P. and NXS I, L.L.C.

     5.1  Opinion of Edward C. Wetmore, Esq.

    23.1  Consent of Price Waterhouse LLP

    23.2 Consent of Edward C. Wetmore, Esq. (included in Exhibit 5.1 of this Registration Statement)

    24.1  Power of Attorney (included in Part II of this Registration Statement)

ITEM 9. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

        (i) to include any prospectus required by Section 10(a)(3) of the Act;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

    (2) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

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    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wallingford, State of Connecticut, on the 18th day of September 1997.

                                AMPHENOL CORPORATION

                                BY             /S/ MARTIN H. LOEFFLER
                                     -----------------------------------------
                                                 Martin H. Loeffler
                                              CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 18th day of September 1997 by the following persons in the capacities indicated:

                               POWER OF ATTORNEY

    We, the undersigned directors and officers of Amphenol Corporation, do hereby constitute and appoint Martin H. Loeffler, Edward G. Jepsen and Edward C. Wetmore, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
    /s/ MARTIN H. LOEFFLER      Chairman of the Board of
 ----------------------------     Directors, President and   September 18, 1997
      Martin H. Loeffler          Chief Executive Officer

                                Executive Vice President
     /s/ EDWARD G. JEPSEN         and Chief Financial
 ----------------------------     Officer (Principal         September 18, 1997
       Edward G. Jepsen           Financial and Accounting
                                  Officer)

     /s/ HENRY R. KRAVIS        Director
 ----------------------------                                September 18, 1997
       Henry R. Kravis

    /s/ GEORGE R. ROBERTS       Director
 ----------------------------                                September 18, 1997
      George R. Roberts

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          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

   /s/ MICHAEL W. MICHELSON     Director
 ----------------------------                                September 18, 1997
     Michael W. Michelson

    /s/ MARC S. LIPSCHULTZ      Director
 ----------------------------                                September 18, 1997
      Marc S. Lipschultz

    /s/ ANDREW M. CLARKSON      Director
 ----------------------------                                September 18, 1997
      Andrew M. Clarkson

     /s/ G. ROBERT DURHAM       Director
 ----------------------------                                September 18, 1997
       G. Robert Durham

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------

       4.1   Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Form S-4
             Registration Statement and incorporated herein by reference).

       4.2   By-Laws of the Company (filed as Exhibit 3.2 to the 1997 10-Q dated June 30, 1997).

       4.3   1997 Option Plan for Key Employees of Amphenol Corporation and Subsidiaries (filed as Exhibit 10.16 to the 1997 10-Q dated June 30, 1997).

       4.4   Form of Management Stockholder's Agreement

       4.5   Form of Non-Qualified Stock Option Agreement

       4.6   Form of Sale Participation Agreement

       4.7   Registration Rights Agreement, dated as of May 19, 1997, among NXS Acquisition Corp., KKR 1996 Fund
             L.P., NXS Associates L.P., KKR Partners II, L.P. and NXS I, L.L.C. (filed as Exhibit 99.5 to Schedule
             13D, Amendment No.1, relating to the beneficial ownership of shares of the Company's Common Stock by NXS
             I, L.L.C., KKR 1996 Fund, L.P., KKR Associates (1996) L.P., KKR 1996 GP LLC, KKR Partners II, L.P., KKR
             Associates L.P., NXS Associates L.P., KKR Associates (NXS) L.P., and KKR-NXS L.L.C. dated May 27, 1997)

       5.1   Opinion of Edward C. Wetmore, Esq.

      23.1   Consent of Price Waterhouse LLP

      23.2   Consent of Edward C. Wetmore, Esq. (included in Exhibit 5.1 of this Registration Statement)

      24.1   Power of Attorney (included in Part II of this Registration Statement)
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